Exhibit 10.77
FREESCALE SEMICONDUCTOR, LTD.
2011 OMNIBUS INCENTIVE PLAN
FORM NONQUALIFIED STOCK OPTION AGREEMENT
(Senior Management)
THIS AGREEMENT (the “Agreement”), is made effective as of the date indicated in the grant summary in the Freescale equity recordkeeping system (the “Date of Grant”), by and among Freescale Semiconductor, Ltd., a Bermuda exempted limited liability company (the “Company”), the recipient’s employing subsidiary and the recipient of the grant (the “Executive”):
R E C I T A L S:
WHEREAS, the Company has adopted the Amended and Restated Freescale Semiconductor, Ltd. 2011 Omnibus Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms used but not otherwise defined herein shall have meanings ascribed to such terms in the Plan; and
WHEREAS, the Administrator has determined that it would be in the best interests of the Company and its shareholders to grant the Option provided for herein to the Executive pursuant to the Plan and the terms set forth herein.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.Grant of the Option. The Company hereby grants to the Executive the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of Common Shares as indicated in the grant summary in the Freescale equity recordkeeping system (each a “Share” and collectively, the “Shares”). The purchase price of the Shares subject to the Option shall be at the price indicated in the grant summary in the Freescale equity recordkeeping system (the “Exercise Price”). The Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Code.
2.    Vesting.
(a)     General. Except as otherwise provided in this Section 2, the Option shall vest and become exercisable with respect to twenty-five percent (25%) of the Shares initially covered by the Option on each of the first, second, third and fourth anniversaries of the Date of Grant, subject to the Executive’s continued employment with the Company or an Affiliate on each such vesting date. At any time, the portion of the Option which has become vested as described above (or pursuant to Section 2(b) or 2(d)) is hereinafter referred to as the “Vested Portion.”
(b)    Death or Disability. Notwithstanding any other provisions of the Plan or this Agreement to the contrary, in the event that the Executive’s employment with the Company is terminated due to the Executive’s death or Disability, the portion of the Option that would have become vested and exercisable on the next scheduled vesting date shall become vested and exercisable as of immediately prior to such termination.
(c)    Termination for Cause. Notwithstanding any other provisions of the Plan or this Agreement to the contrary, the Option (including any Vested Portion thereof) shall terminate and be forfeited immediately upon the Company’s notification to the Executive of the Executive’s termination of employment by the Company for Cause.
(d)    Change in Control.
(i)    Notwithstanding any other provisions of the Plan or this Agreement to the contrary, in the event that the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, in either case within twelve months following a Change in Control, all unvested Options shall become immediately vested and exercisable. For purposes of this Agreement, “Cause” and “Good Reason” shall have the meanings set forth in the Executive’s employment agreement, or if the Executive does not have an employment agreement in which these terms are defined, then Cause shall have the meaning set forth in the Plan and Good Reason shall have the meaning set forth below.
(ii)    If the Option Award is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change in Control, all unvested Options shall become immediately vested and exercisable. For purposes of this Section 2(d)(ii), the Option Award shall be considered assumed or substituted if, following the Change in Control, the Option Award is of comparable value and remains subject to the same terms and conditions that were applicable to the Option Award immediately prior to the Change in Control except that the Option Award instead confers the right to purchase common stock of the acquiring entity or in the case of an amalgamation, the amalgamated company or its parent.
(iii)    If the Executive does not have an employment agreement with the Company in which Good Reason is defined, “Good Reason” means, in the absence of the Executive’s written consent, any of the following: (i) a material reduction by the Company in the Executive’s base salary or target bonus unless the base salary or target bonus of all senior executives is reduced by a similar percentage or amount as part of company-wide cost reductions; (ii) a material reduction in the aggregate level of employee benefits made available to the Executive when compared to the benefits made available to the Executive at any time during the Executive’s employment with the Company, unless the reduction is applicable to senior executives of the Company generally; (iii) a material diminution in the Executive’s duties or responsibilities (other than as a result of the Executive’s physical or mental incapacity which impairs his ability to materially perform his duties or responsibilities as confirmed by a doctor reasonably acceptable to the Executive or his representative and such diminution lasts only for so long as such doctor determines such incapacity impairs the Executive’s ability to materially perform his duties or responsibilities). A lateral job change that does not materially diminish the Executive’s duties or responsibilities and does not affect the Executive’s reporting relationship will not constitute Good Reason; or (iv) the Company requiring the Executive’s principal location of employment to be at any office or location more than 75 miles from the principal headquarters of the Company (other than any such change in location which is not materially adverse to the Executive, and other than to the extent agreed to or requested by the Executive) on the Date of Grant.
(e)    Forfeiture. Notwithstanding anything herein to the contrary, if the Executive breaches any Restrictive Covenants applicable to the Executive (including, without limitation, the Restrictive Covenants set forth in Exhibit A hereto) at any time during the two year period following the Executive’s termination of employment for any reason then (y) any Vested Portion then held by the Executive shall be automatically forfeited and (z) Executive shall immediately repay the Company any gain (defined as the difference between the Exercise Price and the Fair Market Value on the date of exercise) resulting from the exercise of an Option within the three year period prior to termination or after termination. The Company reserves the right to reduce or waive any amounts payable to the Company pursuant to this provision, in its sole discretion.
3.    Certain Covenants. The Executive hereby agrees and covenants to perform all of the obligations set forth in Exhibit A hereto (which is incorporated by reference hereby) and acknowledges that the Executive's obligations set forth in Exhibit A constitute a material inducement for the Company's grant of the Option to the Executive.
4.    Exercise of Option.
(a)    Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Executive may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:
(i)    the seventh (7th) anniversary of the Date of Grant;
(ii)    twelve (12) months following the date of the Executive’s termination of employment due to the Executive’s Retirement, death, or Disability;
(iii)    ninety (90) days following the date of the Executive’s termination of employment for any reason other than for Cause or due to the Executive’s Retirement, death or Disability; and
(iv)    the date that the Company notifies the Executive of the Executive’s termination of employment for Cause.
(b)    Method of Exercise.
(i)    Each election to exercise the Vested Portion shall be subject to the terms and conditions of the Plan and shall be made using the Freescale equity recordkeeping system or in writing, signed by the Executive or by his or her executor, administrator, or permitted transferee (subject to any restrictions provided under the Plan), made pursuant to and in accordance with the terms and conditions set forth in the Plan and received by the Company at its principal offices, accompanied by payment in full as provided in the Plan or in this Agreement.
(ii)    The Exercise Price may be paid (A) by the delivery of cash or check acceptable to the Administrator, (B) by any cashless exercise procedure approved by the

Administrator (including the withholding of Shares otherwise issuable upon exercise), (C) in the form of unrestricted Shares already owned by the Executive which, (x) in the case of unrestricted Shares acquired upon exercise of an Option, have been owned by the Executive for more than six (6) months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (D) any other method approved by the Administrator and permitted by applicable law or (E) any combination of the foregoing.
(iii)    In the event of the Executive’s death, the Option shall remain exercisable by the Executive’s executor or administrator, or the person or persons to whom the Executive’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 4(a). Any heir or legatee of the Executive shall take rights herein granted subject to the terms and conditions hereof.
5.    No Right to Continued Employment. The granting of the Option evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the employment of the Executive and shall not lessen or affect the Company’s or any Affiliate’s right to terminate the employment of such Executive. The granting of the Option does not form part of and should in no way be construed as a term or condition of employment. At all times, the Option granted hereunder is discretionary and does not imply that additional Options will be awarded in the future.
6.    Options Not Wages. The value of any Options granted to Executive does not constitute and will not be included as wages for the purposes of calculating any benefit or bonus provided by the Company or the Executive’s employing subsidiary.
7.    Transferability. Unless otherwise permitted in writing by the Administrator in its sole discretion, the Option granted hereunder may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Executive other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. During the Executive’s lifetime, the Vested Portion is exercisable only by the Executive.
8.    Withholding. The Executive will be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Option or under the Plan or from any compensation or other amount owing to the Executive the amount (in cash, Shares, other securities or other property) of any applicable withholding taxes in respect of the Option, its exercise or any payment or transfer under or with respect to the Option or the Plan and to take such other action as may be necessary in the opinion of the Administrator to satisfy all obligations for the payment of such withholding taxes.
9.    Securities Laws. The issuance of any Options hereunder shall be subject to the Executive making or entering into such written representations, warranties and agreements as the Administrator may reasonably request in order to comply with applicable securities laws and government regulations.
10.    No Public Offering. The Options awarded under the Plan and this Agreement will not be publicly issued, placed, distributed or offered. The issuance of any Option hereunder does not constitute a public offering of securities.
11.    Consent to Transfer of Data. By accepting the Option, Executive consents to the transfer of personal data (including but not limited to the employee’s name, address, birth date and hire date) and to the processing of this personal data by the Company and the provider of the Freescale equity recordkeeping system.
12.    Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Executive at the address appearing in the personnel records of the Company for the Executive or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
13.    Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
14.    Consent to Jurisdiction. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan in The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune of from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.
15.    Option Subject to Plan. By entering into this Agreement, the Executive agrees and acknowledges that the Executive has received and read a copy of the Plan. The Option is subject to the Plan, as may be amended from time to time, and the terms and provisions of the Plan are hereby incorporated herein by reference.
16.    Acceptance. This Agreement must be accepted by electronic signature of the Executive in the Freescale equity recordkeeping system or the Executive will have no right to the Option provided for in this Agreement. By accepting this Agreement the Executive consents to the electronic delivery through the Freescale equity recordkeeping system of all documents related to this Option.

17.    Clawback. The Option Award shall be subject to the Company’s clawback policy, as it may be amended from time to time. The Company will amend its clawback policy, as needed, to the extent that the Securities and Exchange Commission adopts the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Exhibit A – Restrictive Covenants

(a)    Confidential Information. The Executive recognizes and agrees that the Affiliated Group (defined below) has provided Confidential Information to the Executive and has an interest in protecting this information from disclosure. The Executive shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates (collectively, the “Affiliated Group”), all secret or confidential information, knowledge or data relating to the Affiliated Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive obtains during the Executive’s employment that is not public knowledge (other than as a result of the Executive’s violation of this Section (a)) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment, except with the prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of the Executive performing his duties and responsibilities with the Affiliated Group. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement prior to disclosure so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Company or the appropriate member of the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel in writing (either his or the Company’s) that he is legally required to so disclose. Upon his termination of employment for any reason, the Executive shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Affiliated Group or containing any trade secrets relating to the Affiliated Group or that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment with the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Affiliated Group. The Executive agrees to execute any standard-form confidentiality agreements with the Company that the Company in the future generally enters into with similarly situated employees.
(b)    Work Product and Inventions. The Affiliated Group and/or its nominees or assigns shall own all right, title and interest in and to any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever (collectively, “Developments”), whether or not patentable, reduced to practice or registerable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Executive (alone or jointly with others) during the Executive’s employment with the Affiliated Group, and arising from or relating to such employment or the business of the Affiliated Group (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Affiliated Group or otherwise). The Executive shall promptly and fully disclose to the Affiliated Group and to no one else all Developments, and hereby assigns to the Affiliated Group without further compensation all right, title and interest the Executive has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the Executive has not acquired and shall not acquire any rights during the course of his employment with the Affiliated Group or thereafter with respect to any Developments.
(c)    Company Goodwill. The Executive recognizes and acknowledges that the Affiliated Group has and continues to develop goodwill of substantial value through efforts of employees, including the Executive. This goodwill includes, but is not limited to, the identity and skill sets of its employees, its relationships with employees and customers, intangible value attributable to its products created by Executive and others, and the Affiliated Group’s brand and reputation within the industry. Executive shall take no action to damage the goodwill of the Affiliated Group (including disparaging the Affiliated Group or any of their respective directors officers, executives, employees, agents or other representatives) or use it for personal benefit or the benefit of competitors of the Affiliated Group.
(d)    Non-Recruitment of Affiliated Group Employees. The Executive acknowledges that employees are a significant part of the goodwill of the Affiliated Group, such as, without limitation, their relationships and contacts with customers and suppliers as well as the training and knowledge they receive from the Affiliated Group in the course of their employment. The Executive shall not, at any time during the Non-solicitation Restricted Period (as defined below), other than in the ordinary exercise of his duties while employed by the Affiliated Group, without the prior written consent of the Affiliated Group, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous 12 months, an employee, representative, officer or director of any member of the Affiliated Group. Further, during the Non-solicitation Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with any member of the Affiliated Group for any reason. A general employment advertisement by an entity of which the Executive is a part will not constitute solicitation or recruitment. The “Non-solicitation Restricted Period” shall mean the period from the Date of Grant through the second anniversary of the Executive’s termination of employment.
(e)    Non-Competition – Solicitation of Business. The Executive recognizes and agrees that the Affiliated Group has provided Confidential Information to Executive and has an interest in protecting this information from disclosure. Executive further understands that the goodwill of the Affiliated Group is an interest worthy of protection. For the protection of these and other interests, during the Non-competition Restricted Period (as defined below), the Executive shall not, either directly or indirectly, compete with the business of the Affiliated Group by (i) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below), or (ii) soliciting, servicing, or accepting the business of (A) any active customer of any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve months a customer of any member of the Affiliated Group, provided that such business is competitive with any significant business of any member of the Affiliated

Group. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that conducts a business that is competitive with any significant business of the Affiliated Group as of the date of termination (or any significant business that is being actively pursued as of the date of termination by the Affiliated Group). The Affiliated Group designs, manufactures, sells and licenses its products and technology worldwide. In addition, Competitive Businesses, as defined above, are not tied or limited to any specific geographic location. Accordingly, the scope of this Non-Competition provision is worldwide. The “Non-competition Restricted Period” shall mean the period from the Date of Grant through the second anniversary of the date of termination of the Executive’s employment.
(f)    Assistance. The Executive agrees that during and after his employment by the Affiliated Group, upon request by the Company, the Executive will assist the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Affiliated Group. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against any member of the Affiliated Group with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for the Executive’s service. In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section (f) shall be at mutually agreed to and convenient times.
(g)    Remedies. The Executive acknowledges and agrees that the terms of this Exhibit A: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Affiliated Group in, inter alia, near permanent customer relationships and confidential information. The Executive further acknowledges and agrees that the Executive’s breach of the provisions of this Exhibit A will cause the Affiliated Group irreparable harm, which cannot be adequately compensated by money damages. The Executive consents and agrees that the forfeiture provisions contained in the Agreement are reasonable remedies in the event the Executive commits any such breach. If any of the provisions of this Exhibit A are determined to be wholly or partially unenforceable, the Executive hereby agrees that Exhibit A or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Exhibit A are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Affiliated Group’s right to enforce any such covenant in any other jurisdiction.

9